EMPLOYMENT AGREEMENT

               This Employment Agreement (this "Agreement"), effective as of the Effective Date, is by and among CHEMTURA CORPORATION, a Delaware corporation ("Chemtura"), and ROBERT L. WOOD (the "Executive").

               1.      Definitions. As used in this Agreement, the following terms have the following meanings:

               (a)     "Affiliate" means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

               (b)      "Board" means the Board of Directors of Chemtura.

               (c)      "Cause" means, during the course of the Employment Term: (i) theft, fraud, embezzlement or intentional disclosure of confidential and/or proprietary information; (ii) conduct or plans to engage in conduct that in the good faith belief of the Board is or would be a material breach of Paragraph 8 and/or Paragraph 9 of this Agreement; (iii) willful disregard for or neglect by the Executive of his duties or the interests of Chemtura or any Affiliate; (iv) conviction of a felony or any criminal offense; (v) breach of fiduciary duty, duty of loyalty or other breach of trust owed to Chemtura or any Affiliate; (vi) any willful act against or that could substantially impair the material financial interests of Chemtura or any Affiliate; or (vii) willful destruction of property of Chemtura or any Affiliate (whether tangible or intangible).

               (d)      "Change of Control" means a change of control of Chemtura that would be required to be reported in response to Item 1(a) of the Current Report on Form 8 K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a "Change of Control" shall be deemed to have occurred if: (i) a third person, including a "group" as such term is used in Section 13(d)(3) of the Exchange Act, other than the trustee of any employee benefit plan of Chemtura, becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of Chemtura's outstanding voting securities ordinarily having the right to vote for the election of directors of Chemtura; (ii) during any period of 24 consecutive months individuals who, at the beginning of such consecutive 24 month period, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason (other than retirement upon reaching normal retirement age, disability, or death) to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Chemtura's shareholders, was approved by a vote of at least three quarters of the directors who at the time of such election or nomination for election comprise the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of Chemtura, as such terms are used in Rule 14a 11 of Regulation 14A promulgated under the Exchange Act) shall, for purposes of this Agreement, be considered a member of the Incumbent Board; or (iii) Chemtura shall cease to be a publicly owned corporation having its outstanding common stock listed on the New York Stock Exchange or quoted in the NASDAQ National Market System.

               (e)      "Competing Business" means any business in which Chemtura or any Affiliate is engaged. Chemtura and any Affiliate shall be deemed to be engaged in any business (i) in which Chemtura or any Affiliate is or has engaged during the period beginning 12 months prior to the Employment Termination Date, (ii) in which Chemtura or any Affiliate has formally announced plans to engage, and/or (iii) where the Executive has actual knowledge that Chemtura or any Affiliate plans to engage in such business.

               (f)      "Confidential Information" means, without limitation, all documents or information, in whatever form or medium, concerning or evidencing sales; costs; pricing; strategies; forecasts and long range plans; financial and tax information; personnel information; business, marketing and operational projections, plans and opportunities; and customer, vendor, and supplier information; but excluding any such information that is or becomes generally available to the public other than as a result of any breach of this Agreement or other unauthorized disclosure by the Executive.

               (g)      "Effective Date" means April 1, 2006.

               (h)      "Employment Termination Date" means the effective date of termination of the Executive's employment as established under Paragraph 5(g).

               (i)      "Good Reason" means (i) Chemtura changes the Executive's status, title or position as President, Chief Executive Officer and Chairman of the Board of Chemtura and such change represents a material reduction in such status, title or position, and/or (ii) Chemtura materially reduces the Participant's base salary and/or Target Bonus, and/or (iii) Chemtura fails to provide equity compensation to the Executive which is at least as favorable to the Executive in terms of timing, value and type of award as other similarly situated senior executives, and/or (iv) any attempted relocation of the Executive's place of employment to a location more than 50 miles from the location of such employment on the date of such attempted relocation, in each case as compared to the Executive's entitlements immediately prior to such action, and such change, breach or reduction is not cured by Chemtura within thirty (30) days from the date the Executive delivers the notice described in Paragraph 5(d).

               (j)      "Inability to Perform" means and shall be deemed to have occurred if the Executive has been determined under Chemtura's long-term disability plan to be eligible for long-term disability benefits. In the absence of the Executive's participation in such plan, "Inability to Perform" means that, in the Board's reasonable judgment, the Executive is unable to perform any of the material duties of his regular position because of an illness or injury for (i) 75% or more of the normal working days during six consecutive calendar months or (ii) 50% or more of the normal working days during twelve consecutive calendar months.

               (k)      "Involuntary Termination" shall mean the termination of the Executive's employment by Chemtura for any reason; provided, however, that an Involuntary Termination of the Executive's employment shall not occur if:

(i)     the termination of the Executive's employment is due to the purchase of Chemtura or a subsidiary, operation, section or division of Chemtura by a third party purchaser, and, in each case, the Executive is offered comparable employment by the purchaser, as determined by Chemtura in its sole discretion;

(ii) the Executive's employment terminates on account of the Executive's (i) death, or (ii) Inability to Perform;

(iii) the Executive's employment is terminated for Cause; or

(iv) the Executive resigns his employment with Chemtura or fails to continue reporting to work and performing satisfactorily his job duties through the Employment Termination Date, unless Chemtura agrees in writing to release him earlier.

               (l)      "Target Bonus" means 100% of Base Salary, payable if targeted level of performance is achieved as established under Chemtura's Management Incentive Plan (or any successor plan) ("MIP").

               (m)      "Work Product" means all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by Chemtura and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of Chemtura and/or any of its Affiliates, or any other business or research or development effort in which Chemtura and/or any of its Affiliates engages during the Executive's employment. Work Product includes any material previously conceived, made, developed or worked on during the Executive's employment with Chemtura prior to the Effective Date.

               2.      Employment; Prior Agreements. Chemtura agrees to continue to employ the Executive, and the Executive agrees to continue to be employed, for the period, in the position and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions set out in this Agreement. The employment agreement entered into between the Executive and Crompton Corporation, dated January 12, 2004, is hereby terminated and replaced in its entirety by this Agreement without further right or obligation thereunder on the part of either party thereto (other than to pay or provide the Executive any unpaid compensation thereunder).

               3.      Term; Position; Duties.

               (a)     The term of the Agreement shall commence on the Effective Date and extend until the end of the day immediately preceding the fifth anniversary thereof (the "Employment Term"), unless sooner terminated as provided in this Agreement. The Executive's employment will end upon the expiration of the Employment Term, but the end of the Executive's employment in that circumstance shall not constitute a termination of employment by either party under this Agreement or give rise to any of the obligations of Chemtura that arise under this Agreement as a result of a termination of employment.

               (b)      During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of Chemtura. In such capacity, the Executive, subject to the ultimate control and direction of the Board, shall have and exercise direct charge of and general supervision over the business and affairs of Chemtura. In addition, the Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Chemtura. The Executive shall report and be accountable to the Board. During the Employment Term, the Executive shall serve as Chairman of the Board, subject to election and re-election. It shall not for purposes of this Agreement be considered a termination of the Executive's employment, shall not give rise to any right by the Executive to terminate his employment for Good Reason and shall not otherwise be a breach of this Agreement by Chemtura, if by the Executive resigns as Chairman of the Board or if the Executive ceases to serve as Chairman of the Board by mutual agreement with Chemtura.

               (c)      During the Employment Term, the Executive shall devote his full time, skill, and attention and his best efforts to the business and affairs of Chemtura and discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to the Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. Notwithstanding the foregoing, the Executive may (i) subject to the approval of the Board, serve as a director or as a member of an advisory board of a noncompeting company, (ii) serve as an officer or director or otherwise participate in non-profit educational, welfare, social, religious and civil organizations, including, without limitation, all such positions and participation in effect as of the Effective Date, and (iii) manage personal and family investments; provided, however, that any such activities as described in (i), (ii) or (iii) of the preceding provisions of this paragraph do not significantly interfere with the performance and fulfillment of the Executive's duties and responsibilities as an executive, or, if applicable, Chairman of the Board, in accordance with this Agreement.

               (d)      In connection with the Executive's employment by Chemtura under this Agreement, the Executive shall be based at the corporate headquarters offices, currently located at 199 Benson Road, Middlebury, Connecticut 06749, except for such reasonable travel as the performance of the Executive's duties may require.

               (e)      All services that the Executive may render to Chemtura or any of its Affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

               4.      Compensation and Related Matters.

               (a)      Base Salary. For the first three years of the Employment Term, Chemtura shall pay to the Executive for his services under this Agreement an annual base salary ("Base Salary") of $1,000,000. Thereafter, for the remainder of the Employment Term, the Executive's Base Salary will be reviewed annually by and shall be subject to adjustment at the discretion of the Board. The Base Salary shall be payable in installments in accordance with the general payroll practices of Chemtura, but not less than monthly.

               (b)      Annual Bonus. The Executive will participate in Chemtura's Management Incentive Plan, or any such successor annual incentive bonus program(s) applicable to the Executive's position, in accordance with the terms of such program(s), and shall have the opportunity to earn an annual bonus thereunder based on the achievement of performance objectives determined by the Board after consultation with the Executive. During each fiscal year during the Employment Term, the Target Bonus will be 100% of Base Salary and the maximum bonus payable to the Executive will be 200% of Base Salary. The actual amount of any annual incentive bonus paid to the Executive will be determined according to the terms of the annual incentive bonus program(s), including any such terms that place the amount of any annual incentive bonus within the discretion of the Board.

               (c)      Equity Compensation; Long-Term Incentives. During the Employment Term, the Executive shall be eligible to participate in Chemtura's long-term incentive plans and programs applicable to other senior executives, including, without limitation, such plans and programs providing for grants of stock options, restricted stock and/or other long-term incentive compensation. The level of the Executive's participation shall be at least equal to that of other senior executives of Chemtura and shall be set by the Board's Organization, Compensation and Governance Committee or any successor thereto.

               (d)      Employee Benefits and Perquisites. During the Employment Term, the Executive will be entitled to participate in:

        (1)     all employee benefit plans, programs, and arrangements that are generally made available by Chemtura to its senior executives, including without limitation Chemtura's life insurance, long-term disability, and healthcare plans; and;

        (2)     subject to the applicable terms and conditions of any specific perquisite or other fringe benefit, the perquisites and other fringe benefits that are made available by Chemtura to its senior executives generally and to such perquisites and fringe benefits that are made available by Chemtura to the Executive in particular, in addition to the following:

        (A)     the Executive shall be entitled to up to 40 hours of personal use of Chemtura's aircraft (leased or owned), such hours to be calculated based on scheduled flight time; provided, however, that with respect to such personal use, he shall incur the Federal, state and local income tax consequences for the value of such usage, as determined in accordance with Chemtura's cost determination methodology; and;

        (B)     Chemtura shall pay to the executive an annual perquisite allowance equal to $75,000 to be used towards the purchase or lease of an automobile (and any maintenance or other associated costs), to pay for or maintain the Executive's country club membership and to pay for tax and financial planning services. For the avoidance of doubt, these amounts will not be grossed-up for taxes .

Chemtura agrees that the employee benefit plans, programs and arrangements and perquisites and other fringe benefits that are made available to the Executive during the Employment Term will not be materially diminished in the aggregate from those benefit plans, programs and arrangements and perquisites and fringe benefits made available immediately prior to the Effective Date. The Executive agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

               (e)      Expenses. The Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing his duties and responsibilities under this Agreement, consistent with Chemtura's policies or practices for reimbursement of expenses incurred by other Chemtura senior executives, as may be modified from time-to-time.

               (f)      Vacations. The Executive shall be eligible for vacation and other paid and unpaid time off in accordance with the policies and practices of Chemtura. The Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Chemtura and the Executive.

               (g)      Indemnification. The Executive will be entitled to indemnification on the same terms as indemnification is made available by Chemtura to its other senior executives, whether through Chemtura's bylaws or otherwise.

               (h)      Purchase of Chemtura Common Stock. The Executive agrees to purchase from Chemtura and with his own funds, Chemtura common stock on such timing and in an amount determined by the Board and consistent with Chemtura's policies and practices in such regard for similarly-situated senior executives. The Executive agrees to hold such stock for a minimum period of time as established by the Board.

               (i)      Section 162(m) of the Internal Revenue Code. Chemtura intends to take such actions as may be reasonably practicable so that its ability to take federal income tax deductions with respect to the compensation and benefits provided to the Executive pursuant to this Agreement is not limited by the application of Section 162(m) of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code"). The Executive agrees to reasonably cooperate with Chemtura in its efforts to preserve the full deductibility of such compensation and benefits.

               5.       Termination of Employment.

               (a)      Death. The Executive's employment shall terminate automatically upon his death.

               (b)      Inability to Perform. In the event of the Executive's Inability to Perform during the Employment Term, Chemtura may notify the Executive of Chemtura's termination of the Executive's employment.

               (c)      Termination by Chemtura for Cause. Chemtura may terminate the Executive's employment for Cause. To exercise its right to terminate the Executive pursuant to clause (iii) of the definition of Cause, however, Chemtura must first provide the Executive with a reasonable period of time not less than 30 days to correct the circumstances or events, to the extent that they may reasonably be corrected, that Chemtura contends give rise to the existence of Cause under such clause. Prior to terminating the Executive's employment for Cause under this Paragraph 5(c), Chemtura must provide the Executive with a written notice of its intent to terminate his employment for Cause. Such written notice must specify the particular act or acts or failure(s) to act that form(s) the basis for the decision to so terminate the Executive's employment for Cause. The Executive will be given the opportunity within 30 calendar days of his receipt of such notice to meet with the Board to defend himself with regard to the alleged act or acts or failure(s) to act. If at the conclusion of or following such a meeting, the Board decides to proceed with the termination of the Executive's employment for Cause, such a termination will be effected by providing the Executive with a Notice of Termination under Paragraph 5(f). Upon or after Chemtura's issuance of the notice of intent to terminate the Executive's employment for Cause, Chemtura may suspend the Executive with pay pending the Board's decision whether to proceed with the termination.

               (d)      Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. To exercise his right to terminate for Good Reason, the Executive must provide written notice to Chemtura of his belief that Good Reason exists, and that notice shall describe the circumstance believed to constitute Good Reason. If that circumstance may reasonably be remedied, Chemtura shall have 30 days to affect that remedy. If not remedied within that 30-day period, the Executive may submit a Notice of Termination; provided, however, that the Notice of Termination invoking the Executive's right to terminate his employment for Good Reason must be given no later than 6 months after the first date the Executive knew or reasonably should have known that Good Reason existed; otherwise, the Executive is deemed to have accepted the circumstance(s) that may have given rise to the existence of Good Reason.

               (e)      Termination by Chemtura Without Cause. Chemtura may terminate the Executive's employment without Cause at any time.

               (f)      Notice of Termination. Any termination of the Executive's employment by Chemtura or by the Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A "Notice of Termination" is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; and (ii) in the case of a termination for Inability to Perform, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision invoked, including the particular act or acts or failure(s) to act that is or are the basis of any termination for Cause or Good Reason. The failure by Chemtura to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of Chemtura or preclude Chemtura from asserting such fact or circumstance in enforcing Chemtura's rights.

               (g)      Employment Termination Date. The Employment Termination Date shall be as follows: (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated by Chemtura because of his Inability to Perform or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given; or (iii) if the Executive's employment is terminated by the Executive for Good Reason, the date on which the Notice of Termination is given.

               (h)      Resignation. In the event of termination of the Executive's employment (for any reason other than the death of the Executive), the Executive agrees that if at such time he is a member of the Board or is an officer of Chemtura or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date.

               6.       Compensation Upon Termination of Employment.

               (a)      Death. If the Executive's employment is terminated by reason of the Executive's death, Chemtura shall pay to the Executive's estate (i) (A) any unpaid portion of the Executive's Base Salary through the Employment Termination Date and (B) any annual bonus payable for the preceding fiscal year (as determined in accordance with the terms of the MIP) that otherwise has not already been paid (together, the "Compensation Payment"), (ii) any accrued but unused vacation days (the "Vacation Payment"), and (iii) any reimbursement for business travel and other expenses to which the Executive is entitled (the "Reimbursement"). In addition, the Executive shall continue to be eligible for a bonus under the MIP, provided that the amount and date of payout of any such bonus shall be determined in accordance with the terms and conditions of the MIP in effect immediately prior to the Employment Termination Date, and provided further, that any such bonus shall be pro rated based on the number of full months that have elapsed during the fiscal year in which the Employment Termination Date occurs (the "Prorated Bonus"). This Paragraph 6(a) does not limit the entitlement of the Executive's estate or beneficiaries to any death or other vested benefits to which the Executive may be entitled under any life insurance, stock ownership, stock options, or other benefit plan or policy that is maintained by Chemtura for the Executive's benefit, including any amounts Executive is entitled to pursuant to Paragraph 4(c).

               (b)      Inability to Perform. If the Executive's employment is terminated by reason of the Executive's Inability to Perform, Chemtura shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, (iii) the Reimbursement, and (iv) the Prorated Bonus. This Paragraph 6(b) does not limit the entitlement of the Executive to any amounts payable pursuant to the terms of any applicable disability insurance plan, policy, or similar arrangement that is maintained by Chemtura for the Executive's benefit. This Paragraph 6(b) does not limit the entitlement of the Executive to any vested benefits to which the Executive may be entitled under any stock ownership, stock options, or other benefit plan or policy that is maintained by Chemtura for the Executive's benefit, including any vested amounts Executive is entitled to pursuant to Paragraph 4(c).

               (c)      Termination for Cause. If the Executive's employment is terminated by Chemtura for Cause, Chemtura shall pay to the Executive (i) that portion of the Compensation Payment identified in Paragraph 6(a)(i)(A), (ii) the Vacation Payment, and (iii) the Reimbursement. This Paragraph 6(c) does not limit the entitlement of the Executive to any vested benefits to which the Executive may be entitled under any stock ownership, stock options, or other benefit plan or policy that is maintained by Chemtura for the Executive's benefit, including any vested amounts Executive is entitled to pursuant to Paragraph 4(c).

               (d)     Involuntary Termination or Termination for Good Reason. If the Executive's employment is terminated by Chemtura in an Involuntary Termination, or is terminated by the Executive for Good Reason, Chemtura shall pay to the Executive (i) the Compensation Payment, (ii) the Vacation Payment, and (iii) the Reimbursement. In addition, subject to the Executive's execution of a mutual release and waiver of claims against Chemtura in the form required by Chemtura, Chemtura will pay the Executive a lump-sum payment equal to:

        (1)     the lesser of two-times the Base Salary in effect immediately prior to the Employment Termination Date, or an amount representing the Base Salary which would have been paid to the Executive in the ordinary course through the end of the Employment Term; provided, however, that in no event shall such amount be less than one year of Base Salary; plus

        (2)     two-times the Target Bonus in effect immediately prior to the Employment Termination Date; provided, however, that if, based on the timing for payout established pursuant to the MIP, fewer than two bonus payouts would be made under the MIP, if at all, between the Employment Termination Date and the end of the Employment Term, then an amount equal to the Target Bonus.

In addition, the Executive shall be eligible to continue, at the rate payable by senior executives of Chemtura (and as may be adjusted from time-to-time), medical, dental, vision and life insurance benefits for himself and/or his family that are comparable to those which were provided to the Executive immediately prior to the Employment Termination Date, in accordance with the plans, programs and policies of Chemtura. Such benefits shall continue for the lesser of two years following the Employment Termination Date, or until the end of the Employment Term; provided, however, that in no even shall such benefits continue for less than one year following the Employment Termination Date.

The Executive shall be required to repay the above-described payments if:

        (3)     the Executive receives written notice from Chemtura that in the reasonable judgment of the Board, the Executive engaged, is engaging or plans to engage in any conduct that violates or would violate Paragraph 8, or engaged, is engaging or plans to engage in any of the Restricted Activities described in Paragraph 9, unless within 30 days of the date Chemtura so notifies the Executive in writing, the Executive provides information to Chemtura that Chemtura determines is sufficient to establish that the Executive did not engage, is not engaging and/or is not planning to engage in any such conduct; or

        (4)     the Executive is arrested or indicted for any felony, other serious criminal offense, or any violation of federal or state securities laws, or has any civil enforcement action brought against him by any regulatory agency, for actions or omissions related to his employment with Chemtura or any of its Affiliates, and the Executive is found guilty or enters into a plea agreement, consent decree or similar arrangement with respect to any such criminal or civil proceedings. If any such criminal or civil proceedings do not result in a finding of guilt or the entry of a plea agreement or consent decree or similar arrangement, the Executive shall not be required to repay any amounts hereunder; or

        (5)     The Board reasonably believes that the Executive has committed any act or omission, either during his employment under this Agreement or, if related to his employment before the Effective Date or after the Employment Term with Chemtura, any Affiliate (or any respective predecessor or successor thereto), that during the Employment Term would have entitled Chemtura to terminate his employment for Cause, and the Board makes a reasonable finding that the Executive has committed such an act or omission. If the Board does not make a reasonable finding that the Executive has committed such an act or omission, the Executive shall not be required to repay any amounts hereunder.

This Paragraph 6(d) does not limit the entitlement of the Executive to any vested benefits to which the Executive may be entitled under any stock ownership, stock option, or other benefit plan or policy that is maintained by Chemtura for the Executive's benefit, including any vested amounts Executive is entitled to pursuant to Paragraph 4(c).

               (e)      Change of Control Termination. If the Executive: (i) experiences an Involuntary Termination or resigns for Good Reason and either of which occurs within twenty-four months following a Change of Control and (ii) executes and does not revoke a general release and waiver of all claims against Chemtura in the form required by Chemtura, then he shall be eligible to:

        (1)     receive severance pay equal to three (3) times the Executive's Base Salary plus the average of the annual bonuses paid to the Executive in the three full fiscal years (or such full fiscal years that the Executive was employed by Chemtura if he was not employed by Chemtura for three full fiscal years) ending immediately prior to the Change of Control;

        (2)     receive a pro rata portion to the Employment Termination Date of any annual bonus that the Executive would be eligible to earn for the fiscal year in which the Employment Termination Date occurs calculated by assuming the achievement of the targeted performance level within the performance range established with respect to such bonus (or, where such targeted level is incalculable, based on the targeted performance level for the preceding period) and basing such pro-rata portion upon the portion of the bonus period that has elapsed as of the Employment Termination Date;

        (3)     receive the Vacation Payment;

        (4)     receive the Reimbursement;

        (5)     receive, upon submission by the Executive of required supporting documentation, payment or reimbursement of any reasonable expenses paid or incurred within the first anniversary of the Employment Termination Date by the Executive with respect to financial planning and tax services, up to a maximum value of $25,000;

        (6)     until the earlier of (i) the day upon which the Executive begins new employment comparable in all material respects to the Executive's employment with Chemtura immediately prior to the Change of Control, or (ii) the third anniversary of the Employment Termination Date, have Chemtura pay all reasonable expenses incurred by the Executive in seeking comparable employment including, without limitation, the fees and expenses of a placement organization, up to $25,000, such expenses to be approved in advance by Chemtura, such approval not to be unreasonably withheld; and

        (7)     purchase the automobile, if any, supplied by Chemtura for the Executive's use as of the Employment Termination Date at book value. If the applicable vehicle is a leased vehicle, then "book value" for purposes of this Paragraph shall be the lease "buyout amount" as of the Termination Date (calculated in accordance with the terms of the applicable lease agreement; generally equal to the sum of the remaining lease payments plus the stated residual value of the vehicle at lease end). "Book value" shall be similarly calculated where the purchase of the applicable vehicle has been financed pursuant to a consumer or other loan arrangement.

        (8)     receive medical, dental, vision and life insurance benefits for himself and/or his family that are comparable to those which were provided to the Executive immediately prior to the Employment Termination Date (or if greater, immediately prior to the Change of Control), in accordance with the plans, programs and policies of Chemtura until the earlier of (i) the day upon which the Executive begins new employment and is eligible for comparable welfare benefits, or (ii) the third anniversary of the Employment Termination Date.

The severance benefits described in Paragraphs 6(e)(1) through 6(e)(3) shall be paid in a lump sum as soon as administratively practicable following the effective date of the release agreement described in Paragraph 6(e). Reimbursement of expenses pursuant to Paragraphs 6(e)(4), 6(e)(5) and 6(e)(6) shall be paid as soon as administratively practicable following the effective date of the release agreement described in Paragraph 6(e) and submission by the Executive of requisite proof of such expenses. The severance benefits described in Paragraph 6(e)(8) shall commence as soon as administratively practicable following the effective date of the release agreement described in Paragraph 6(e). If the Executive dies prior to payment of all severance benefits to which he is entitled, any unpaid severance benefits shall be paid to the Executive's surviving spouse or, if no spouse survives, to the Executive's estate. If the Executive is reemployed by Chemtura or any Affiliate or breaches this Agreement or the release agreement described in Paragraph 6(e), payment of such severance benefits shall immediately cease. In the event that severance benefits are paid in a lump sum, upon rehire by Chemtura or any Affiliate, the Executive shall be required to repay to Chemtura the value of the severance benefits that would not have been paid to him had he been receiving his severance benefits in semi-monthly installments.

This Paragraph 6(e) does not limit the entitlement of the Executive to any death or other vested benefits to which the Executive may be entitled under any stock ownership, stock options, or other benefit plan or policy that is maintained by Chemtura for the Executive's benefit, including any vested amounts Executive is entitled to pursuant to Paragraph 4(c).

               7.      Vesting of Equity Awards Upon a Change of Control. Upon a Change of Control, the Executive shall be fully vested in all Chemtura stock options and other equity-based awards held by the Executive.

               8.      Confidential Information.

               (a)     The Executive acknowledges and agrees that (i) Chemtura is engaged in a highly competitive business; (ii) Chemtura has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information; (iii) Chemtura must continue to prevent the dilution of its goodwill and unauthorized use or disclosure of its Confidential Information to avoid irreparable harm to its legitimate business interests; (iv) his participation in or direction of Chemtura's day-to-day operations and strategic planning are an integral part of Chemtura's continued success and goodwill; (v) given his position and responsibilities, he necessarily will be creating Confidential Information that belongs to Chemtura and enhances Chemtura's goodwill, and in carrying out his responsibilities he in turn will be relying on Chemtura's goodwill and the disclosure by Chemtura to him of Confidential Information; (vi) he will have access to Confidential Information that could be used by any competitor of Chemtura or any Affiliate in a manner that would irreparably harm the competitive position of Chemtura and any Affiliate in the marketplace and dilute goodwill; and (vii) he necessarily would use or disclose Confidential Information if he were to engage in competition with Chemtura or any Affiliate.

               (b)     Chemtura and the Executive thus acknowledge and agree that during the Executive's employment with and upon execution and delivery of this Agreement he (i) has received, will receive, and will continue to receive, Confidential Information that is unique, proprietary, and valuable to Chemtura and/or its Affiliates; (ii) has created, will create, and will continue to create, Confidential Information that is unique, proprietary, and valuable to Chemtura and/or its Affiliates; and (iii) has benefited, will benefit, and will continue to benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Chemtura and its Affiliates have generated and from the Confidential Information.

               (c)     Accordingly, the Executive acknowledges and agrees that at all times during his employment by Chemtura and/or any of its Affiliates and thereafter:

        (A)     all Confidential Information shall remain and be the sole and exclusive property of Chemtura and/or its Affiliates;

        (B)     he will protect and safeguard all Confidential Information;

        (C)     he will hold all Confidential Information in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information to any person other than an officer, director, or employee of, or legal counsel for, Chemtura or its Affiliates, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Chemtura or compelled to do so by law or valid legal process;

        (D)     if he believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information, he will notify Chemtura in writing within 24 hours after receipt of legal process or other writing that causes him to form such a belief, or as soon as practicable if he receives less than 24 hours' notice, so that Chemtura may defend, limit, or otherwise protect its interests against such disclosure;

        (E)     at the end of his employment with Chemtura for any reason, he will return to Chemtura all Confidential Information and all copies thereof, in whatever tangible form or medium, including electronic;

        (F)     absent the promises and representations of the Executive in this Paragraph 8 and in Paragraph 9, Chemtura would not enter or have entered into this Agreement.

               9.      Noncompetition and Nondisparagement Obligations. In consideration of the promises and undertakings of Chemtura in this Agreement, the Executive agrees that, while he is employed by Chemtura and/or any of its Affiliates and for a one-year period following the end of that employment for any reason (the "Restricted Period"), he shall not engage in any of the following activities (the "Restricted Activities"):

               (a)      He will not directly or indirectly disparage Chemtura or its Affiliates, any products, services, or operations of Chemtura or its Affiliates, or any of the former, current, or future officers, directors, customers, consultants, agents or employees of Chemtura or its Affiliates;

               (b)      He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then employed by or otherwise engaged to perform services for Chemtura or its Affiliates to leave that employment or cease performing those services;

               (c)      He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any person who is then a customer, supplier, or vendor of Chemtura or any of its Affiliates to cease being a customer, supplier, or vendor of Chemtura or any of its Affiliates, or to divert all or any part of such person's or entity's business from Chemtura or any of its Affiliates;

               (d)      He will not, whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, interfere with or endeavor to solicit, interfere with or entice away from Chemtura or any Affiliate (A) any contract, agreement or arrangement that Chemtura or any Affiliate is actively negotiating with any other party, or with respect to which the Executive has actual knowledge that Chemtura or any Affiliate plans to negotiate, or (B) any prospective business opportunity that Chemtura or any Affiliate has identified; and

               (e)      He will not, without the prior written consent of Chemtura (which consent Chemtura may grant or deny in its sole discretion), directly or indirectly, whether on the Executive's own, in association with or on behalf of any other person, firm, corporation or other business organization, whether as an individual proprietor or entrepreneur or as an officer, employee, director, partner, consultant, agent, stockholder or in any other capacity, engage or plan to engage in a Competing Business. This restriction extends to the performance by the Executive, directly or indirectly, of any activity that by its nature is likely to lead to the disclosure of Confidential Information. The Executive shall not be in violation of this Paragraph 9(e) solely as a result of his investment in stock or other securities of a Competing Business or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if he and the members of his immediate family do not, directly or indirectly, hold more than a total of one percent of all such shares of stock or other securities issued and outstanding. The Executive acknowledges and agrees that engaging in the activities restricted by this Paragraph 9(e) would result in the inevitable disclosure or use of Confidential Information.

               (f)      The Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8; that Chemtura's promises and undertakings set forth in Paragraph 8, and the Executive's position and responsibilities with Chemtura, give rise to Chemtura's interest in restricting the Executive's post-employment activities; that such restrictions are designed to enforce the Executive's promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to Chemtura and its Affiliates; that the restrictions are reasonable and necessary, are valid and enforceable under Connecticut law, and do not impose a greater restraint than necessary to protect Chemtura's goodwill, Confidential Information, and other legitimate business interests; that he will immediately notify Chemtura in writing should he believe or be advised that the restrictions are not, or likely are not, valid or enforceable under Connecticut law or the law of any other state that he contends or is advised is applicable (the "Enforceability Notification"); that the mutual promises and undertakings of Chemtura and the Executive under Paragraphs 8 and 9 are not contingent on the duration of the Executive's employment with Chemtura; and that absent the promises and representations made by the Executive in this Paragraph 9 and in Paragraph 8, Chemtura would not enter or have entered into this Agreement. Notwithstanding the foregoing, Chemtura agrees that the Executive's conduct in providing the Enforceability Notification under this Paragraph 9(f) shall not constitute a waiver of any attorney-client privilege between the Executive and his attorney(s).

               10.      Intellectual Property.

               (a)      In consideration of Chemtura's promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to Chemtura, shall be the sole and exclusive property of Chemtura, and is hereby assigned to Chemtura, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product was made at the suggestion of Chemtura; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by Chemtura from the time of creation.

               (b)      The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to Chemtura, all of his right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that Chemtura is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with Chemtura during and after his employment with Chemtura in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by Chemtura to evidence its ownership thereof throughout the world; and (iii) cooperate with Chemtura in obtaining, defending and enforcing its rights therein.

               (c)      The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other person or entity. The Executive further represents that he has no other employment or undertakings that might restrict or impair his performance of this Agreement. The Executive will not in connection with his employment by Chemtura, use or disclose to Chemtura any confidential, trade secret, or other proprietary information of any previous employer or other person that the Executive is not lawfully entitled to disclose.

               11.      Reformation. If the provisions of Paragraphs 8, 9, or 10 are ever deemed by a court to exceed the limitations permitted by applicable law, the Executive and Chemtura agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.

               12.      Assistance in Litigation. After the Employment Term, the Executive shall, upon reasonable notice, furnish such information and assistance to Chemtura or any of its Affiliates as may reasonably be requested by Chemtura in connection with any litigation in which Chemtura or any of its Affiliates is, or may become, a party. Chemtura shall reimburse the Executive for all reasonable out-of-pocket expenses, including travel expenses, incurred by the Executive in rendering such assistance, but shall have no obligation to compensate the Executive for his time in providing information and assistance in accordance with this Paragraph 12.

               13.      No Obligation to Pay. With regard to any payment due to the Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Chemtura to fail to make such payment to the Executive if (i) Chemtura is legally prohibited from making the payment; (ii) Chemtura would be legally obligated to recover the payment if it was made; or (iii) the Executive would be legally obligated to repay the payment if it was made.

               14.      Survival. The expiration or termination of the Employment Term will not impair the rights or obligations of any party hereto that accrue hereunder prior to such expiration or termination, except to the extent specifically stated herein. In addition to the foregoing, Chemtura's obligations under Paragraphs 4(g), 6 and 16, and the Executive's obligations under Paragraphs 6, 8, 9, 10 and 12, will survive the termination or other end of the Executive's employment for any reason.

               15.      Withholding Taxes. Chemtura shall withhold from any payments to be made to the Executive pursuant to this Agreement such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

               16.      Excise Tax Provisions in Connection with a Change of Control. In the event that it shall be determined that any payment or benefit by Chemtura to or for the benefit of the Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by the Executive (a "Payment") in connection with or as a result of a Change of Control or the Executive's termination of employment or any event which is deemed by the Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of Chemtura, or in the ownership of a substantial portion of the assets of the Chemtura ("Change of Control Payments") shall be subject to the tax (the "Excise Tax") imposed by Section 4999 (or any successor section) of the Code, the payments or benefits payable pursuant to the terms of this Agreement shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to the Executive without giving rise to any Excise Tax (the "Safe Harbor Amount"). The reduction of the amounts payable hereunder shall be made first by reducing the payments under Paragraph 6(e)(1), unless an alternative method is elected by the Executive. Notwithstanding the foregoing, and in lieu of the reduction described above, if the Payment is at least 110% of the Safe Harbor Amount, Chemtura shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after (i) payment of any Excise Tax on the Change of Control Payments and (ii) payment of any federal and state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Change of Control Payments. The determination of whether the Executive is subject to the Excise Tax and the amount of the Gross-Up Payment, if any, shall be made by a "Big Five" accounting firm chosen by Chemtura and reasonably agreeable to the Executive, which determination shall be binding upon the Executive and Chemtura. For purposes of determining the amount of the Gross-Up Payment (if any), the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made in the state or locality of the Executive's residence on the Employment Termination Date. The Gross-Up Payment, if any, shall be paid to the Executive by cashier's check within five (5) business days following the receipt by Chemtura of the Gross-Up Payment determination from the selected "Big Five" accounting firm. Notwithstanding the foregoing, all Gross-Up Payments shall be paid in accordance with section 409A of the Code.

               17.      Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, or (b) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

               if to Chemtura, at:

               199 Benson Road
               Middlebury, CT 06749
               Attn: General Counsel

          If to the Executive, at the Executive's then-current home address on file with Chemtura.

               18.      Injunctive Relief. The Executive acknowledges and agrees that Chemtura would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of Paragraphs 8, 9, and 10 were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Executive agrees that Chemtura shall be entitled to equitable relief, including preliminary and permanent injunctions and specific performance, in the event the Executive breaches or threatens to breach any of the provisions of such Paragraphs, without the necessity of posting any bond or proving special damages or irreparable injury. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Agreement by the Executive, but shall be in addition to all other remedies available to Chemtura at law or equity.

               19.      Binding Effect; No Assignment by the Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations herein. Chemtura is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations herein to an Affiliate of Chemtura. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

               20.      Assumption by Successor. Chemtura shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Chemtura, by agreement in writing in form and substance reasonably satisfactory to the Executive, expressly, absolutely, and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Chemtura would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Chemtura" shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Chemtura that executes and delivers the agreement provided for in this Paragraph 20 or that otherwise becomes obligated under this Agreement by operation of law.

               21.      Arbitration and Choice of Forum. Except for disputes arising under or in connection with Paragraphs 8, 9, 10 and 12 of this Agreement, all disputes arising under or in connection with this Agreement or concerning in any way the Executive's employment or cessation thereof shall be submitted exclusively to arbitration in Middlebury, Connecticut under the Commercial Arbitration Rules of the American Arbitration Association then in effect, and the decision of the arbitrator shall be final and binding upon the parties. Judgment upon the award rendered may be entered and enforced in any court having jurisdiction. The Executive consents to personal jurisdiction of any state or federal court sitting in Connecticut, in order to enforce any arbitration judgment or the rights of Chemtura under Sections 8, 9, 10 and 12 waives any objection that such forum is inconvenient. The Executive hereby consents to service of process in any such action by U.S. mail or other commercially reasonable means of receipted delivery. The parties hereby waive their rights to a trial by a jury of their peers.

               22.      Costs of Proceedings. Each party shall bear its own costs, fees, and expenses in connection with any action or proceeding with respect to any dispute under this Agreement.

               23.      No Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by the Executive from any source other than Chemtura or its successor, except as expressly provided in this Agreement.

               24.      Section 409A Savings Clause. Notwithstanding anything to the contrary contained herein, in the event that Chemtura receives advice of counsel selected by Chemtura and reasonably acceptable to the Executive, that payments under this Agreement are subject to Section 409A of the Code (or the Executive makes such determination and informs Chemtura of such determination): (i) any payments or other benefits under this Agreement that would be treated as non-qualified deferred compensation under Section 409A of the Code (including any related regulations) shall not commence until six months after the Executive's Date of Termination (or, if earlier, the date the Executive dies) if required under Section 409A of the Code (including any related regulations); and (ii) after consultation with the Executive and counsel, Chemtura may amend the Agreement to make such other changes it reasonably determines are required to comply with Section 409A of the Code in a manner that preserves the economics to the Executive to the extent reasonable practicable.

               25.      Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof, except to the extent that federal law applies.

               26.      Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, including, without limitation, the Employment Agreement between the Executive and Crompton Corporation dated January 12, 2004.

               27.      Modification; Waiver. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Chemtura to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by both parties. Each party to this Agreement acknowledges and agrees that no breach of this Agreement by the other party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

               28.      Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

               29.      Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.

               30.      Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, Chemtura has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Executive has executed this Agreement, effective as of the Effective Date.

               CHEMTURA CORPORATION

               By: _________________________________
               Roger L. Headrick
               Chairperson, Organization, Compensation and Governance Committee
               Date:

               ROBERT L. WOOD

               _____________________________________
               Date: